  Exhibit 2.1

     THIS STOCK PURCHASE AGREEMENT (together with the Exhibit and the Schedules attached hereto and incorporated herein by reference, being hereinafter referred to as this “Agreement”) is made and entered into as of the 22nd day of March, 2004, by and between OneBeacon Insurance Company, a stock insurance company duly organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter referred to as the “Seller” unless otherwise stated expressly) and Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Purchaser”).

W I T N E S E T H:

     WHEREAS, the Seller owns of record and beneficially 300,000 shares of the voting common stock, $14.00 par value per share, of Potomac Insurance Company of Illinois, a stock insurance company duly organized and existing under the laws of the State of Illinois (the “Company”), representing 100% of the issued and outstanding capital stock of the Company (such shares being hereinafter referred to as the “Shares”);

     WHEREAS, the Company was and is engaged in the business of insurance and variants thereof and in other activities customarily engaged in by insurance companies, including but not limited to the conduct of investment and administrative activities; and

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares, all on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises set forth above, and subject to the terms and conditions stated herein, the parties hereto agree as follows:

ARTICLE I.

The Purchase and Sale Transaction

     Section 1.1. Purchase and Sale of the Shares. Subject to the fulfillment of the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Purchaser, on the Closing Date (as defined in Section 1.4), the Shares for the consideration specified in Section 1.2.

     Section 1.2. Purchase Price.

     (a) the Purchaser agrees to pay to the Seller, and the Seller agrees to accept from the Purchaser, as consideration for the Shares an amount (the “Purchase Price”), payable in immediately available funds at the Closing (as defined in Section 1.4), determined as follows:

   (i) the amount of the Company’s capital and surplus as of the close of the business day prior to the Closing Date determined upon a Statutory Accounting Basis (as defined below); plus

   (ii) the amount of ten million five hundred thousand dollars ($10,500,000); minus

   (iii) the amount of two hundred and fifty thousand dollars ($250,000) for each License (as defined in Section 2.3) which shall have been suspended or revoked and which suspension or revocation shall not have been lifted or reversed on or before the Closing Date (any such License, a “Pre-Closing Impaired License”); plus (or minus)

   (iv) the amount by which the Fair Market Value (as defined below) of the securities listed on Schedule 1.2(a) hereto and incorporated by reference herein (and which shall be updated at the Closing as of the business day prior to the Closing Date) held by the Company as of the business day prior to the Closing Date exceeds (or is less than) the book value of such securities as of such date, determined upon a Statutory Accounting Basis.

     (b) The term “Fair Market Value” shall mean, in the case of securities listed on a national securities exchange, the closing price on such exchange, and in the case of other securities, the average of the bid and asked prices, for such securities, in each case on the last business day preceding the Closing Date on which such securities were traded. The term “Fair Market Value” shall also include interest accrued on such securities through the business day next preceding the Closing Date.

     (c) The term “Statutory Accounting Basis” shall mean the accounting treatment prescribed or permitted by the Illinois Department of Insurance (the “Illinois Department”) and employed by the Company.

     (d) The Purchase Price, less an advance payment in the amount of two hundred and fifty thousand dollars ($250,000) to be paid by the Purchaser to the Seller upon the execution of this Agreement (and any advance payment made pursuant to Section 10.4(c)), shall be paid by direct wire transfer payable on the Closing Date in immediately available funds to:

ONEBEACON INSURANCE COMPANY
STATE STREET BANK
BOSTON, MASSACHUSETTS
ACCOUNT # 14579981
ABA # 011-000-028

          The parties agree that the full amount of the advance payment referenced above shall be fully-earned and non-refundable at the time the Purchaser pays such advance payment to the Seller, regardless of whether the Closing shall fail to occur for any reason whatsoever other than a termination of this Agreement by the Purchaser pursuant to Section 10.4(a) (but not for any actual or alleged failure of the Seller to perform its obligations pursuant to Section 4.5(b)).

     Section 1.3. Post-Closing Adjustments to Purchase Price.

     (a) The parties agree that with respect to any adjustment to the Purchase Price pursuant to Section 1.2(a)(iii), the Seller and the Purchaser shall, for a period of one hundred and eighty (180) days after the Closing Date (the “License Cure Period”), work together and use their commercially reasonable best efforts to have any suspension lifted from or any revocation reversed with respect to any Pre-Closing Impaired License; provided, that all such efforts shall be at the sole cost and expense of the Seller. The parties further agree that the Purchaser shall pay to the Seller (by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser) two hundred and fifty thousand dollars ($250,000) for each Pre-Closing Impaired License which shall have any suspension lifted therefrom or revocation reversed thereon within the License Cure Period, which payment shall be made within five (5) business days following the Purchaser’s receipt of evidence reasonably satisfactory to it of the lifting of the relevant suspension or reversal of the relevant revocation regarding any such Pre-Closing Impaired License.

     (b) In the event that the adjustment to the Purchase Price provided for in Section 1.2(a)(iv) is not available at the Closing, the Purchase Price shall be adjusted not later than fifteen (15) days after the Closing. The adjustment shall be paid by the party from whom the adjustment is due (by wire transfer of immediately available funds to an account designated in writing by the party to whom such payment is due) within five (5) business days following the date the Purchaser and the Seller shall have agreed to the amount of any such adjustment.

     Section 1.4. Closing. The Closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP (“Purchaser’s Counsel”), 180 Maiden Lane, New York, NY, at 10:00 a.m., New York time, on the fifth business day after the Seller and the Purchaser receive the last of the approvals referred to in Sections 6.6 and 7.5 (the “Closing Date”), subject to satisfaction or waiver of the terms and conditions provided for herein. The Closing Date and location may be changed by mutual agreement between the Purchaser and the Seller. Neither party shall have the obligation to consummate the Closing unless all regulatory approvals required by the Illinois Department and the California Department of Insurance (the “California Department”) shall have been obtained by August 15, 2004.

     At the Closing, subject to the Purchaser’s payment of the Purchase Price to the Seller, the Seller shall deliver to the Purchaser all of the Shares duly assigned to the Purchaser duly endorsed in blank or accompanied by stock powers duly executed. The obligations of the parties to make such transfers are conditioned upon the satisfaction, as of the Closing Date, of all of the terms and conditions set forth in this Agreement.

ARTICLE II.

Warranties and Representations by the Seller

     To induce the Purchaser to enter into this Agreement and (i) to proceed as required herein in anticipation of the Closing on the Closing Date and (ii) to cause the transactions provided for in this Agreement to be consummated on the Closing Date, the Seller represents and warrants to the Purchaser as follows:

     Section 2.1. Organization and Qualification of the Seller. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Seller is duly licensed as a domestic property and casualty insurance company in the Commonwealth of Pennsylvania and is duly licensed as a foreign property and casualty insurance company in the State of Illinois.

     Section 2.2. Authority Relating to this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and to take the actions and carry out the transactions contemplated by this Agreement. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all required corporate action. The execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated herein will not, result in a breach of any term, condition or provision of, or constitute a default under (i) its charter documents or by-laws; (ii) any other material agreement or other instrument to which it or the Company is a party; or (iii) any law, rule, regulation, or judicial, administration or arbitration order, award, judgment, writ, injunction or decree applicable to it.

     Section 2.3. Organization and Qualification of the Company. The Company is a stock insurer, duly organized, validly existing and in good standing under the laws of the State of Illinois. Except as set forth in Schedule 2.3(a), the Company (i) is duly licensed as a domestic property and casualty insurance company in the State of Illinois; (ii) is duly licensed as a foreign property and casualty insurance company in each jurisdiction listed on Schedule 2.3 attached hereto, which are the only jurisdictions in which the conduct of its business has required that it be so licensed (individually a “License” and collectively the “Licenses”) and (iii) has the required minimum capital, the required minimum surplus and any Securities on Deposit (as defined in Section 2.16(d)) required in each such jurisdiction. The Company is in good standing in each such jurisdiction with no restrictions on such Licenses unless otherwise noted on Schedule 2.3 and is qualified to write those lines of business in each such state as are indicated on the relevant License. The Company is not required to be qualified to do business as a foreign corporation in any other jurisdiction as a result of its ownership or leasing of assets or the conduct of any business. The Seller has previously provided or will make available to the Purchaser true and complete copies of each of the Licenses, reflecting all amendments thereto, in each of the jurisdictions listed in Schedule 2.3 where the Company is licensed and authorized to conduct business. Except as set forth in Schedule 2.3(b), there are no proceedings pending, or to the best of the Seller’s knowledge threatened, in any jurisdiction to suspend and/or revoke any License or any basis for any such suspension or revocation or other penalties. No such proceedings have been pending nor to the best of the Seller’s knowledge threatened at any time during the past three (3) years. The Company has not been found in any administrative hearing to have violated any License and has conducted its business so as to comply in all material respects with each License and all applicable Federal, state, local and foreign statutes and regulations.

     Section 2.4. Authority Relating to the Reinsurance Agreement.

     As of the date of execution and delivery of the Instrument of Transfer and Assumption between the Seller and the Company attached hereto as Exhibit A (the “Reinsurance Agreement”), each of the Seller and the Company had full corporate power and authority to execute and deliver the Reinsurance Agreement and to take the actions required to be taken by the Seller or the Company, as the case may be, pursuant to the Reinsurance Agreement and the transactions provided for therein. The execution, delivery and performance of the Reinsurance Agreement by each of the Seller and the Company, and the consummation of the transactions contemplated therein, have been duly authorized and approved by all required corporate action on the part of the Seller and the Company, respectively, including the approval of the Boards of Directors of the Seller and the Company, and such corporate actions have not been rescinded and remain in full force and effect. Upon approval of the Reinsurance Agreement by the Illinois Department and the California Department, the Reinsurance Agreement will constitute a legal and valid agreement of both the Seller and the Company, enforceable in accordance with its terms.

     Section 2.5. No Subsidiaries of the Company. The Company does not own, either directly or indirectly, any voting securities or other equity of any corporation, partnership or other business entity and is not a participant in any joint venture with any other person.

     Section 2.6. Capitalization of the Company. The Company has only one (1) class of authorized capital stock, consisting of 800,000 shares of common stock, $14.00 par value per share. There are 300,000 shares of such common stock issued and outstanding, which constitute the Shares. All of the Shares have been and are now duly authorized, validly issued and outstanding, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Company. The Seller is the lawful record and beneficial owner of the Shares, free and clear of all security interests, liens, charges, encumbrances, claims and equities of every kind. Except as disclosed in Schedule 2.6 hereto, there are no outstanding options, warrants, preemptive or similar rights or, except for this Agreement, other agreements or rights to purchase or otherwise acquire, or securities convertible into, any of the Shares or any other shares of common stock or other equity of the Company. Neither the Seller nor the Company has made any commitment to issue or to sell any of the Shares or any other shares of common stock or other equity of the Company, or any options, warrants, rights or convertible securities or evidences of indebtedness of the Company. Upon the transfer of the Shares to the Purchaser in accordance with this Agreement, good and marketable title in and to the Shares will have been transferred to the Purchaser, free and clear of all liens, claims, charges, pledges, security interests, equities, encumbrances and assessments whatsoever (other than any restrictions applicable under the Securities Act of 1933, the Insurance Holding Company Systems Act of the State of Illinois, 215 ILCS 5/131.1, et seq., and any liens, charges, claims, encumbrances and restrictions created by or under agreements to which the Purchaser is a party or by which its property is bound).

     Section 2.7. Articles of Incorporation and By-laws. The Seller has delivered or will make available to the Purchaser a true, correct and complete copy of the Articles of Incorporation and the By-laws of the Company, reflecting all amendments thereto. Such Articles of Incorporation and By-laws shall not be amended prior to the Closing, and the Board of Directors and the shareholder of the Company will not take any action for the purpose of effecting any amendment or modification of such Articles of Incorporation or By-laws.

     Section 2.8. Validity.

     (a) This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, except only as limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws presently or hereafter in force affecting the enforcement of creditors’ rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

     (b) The Reinsurance Agreement will, at Closing, constitute a legal, valid and binding obligation of each of the Seller and the Company, enforceable against each of the Seller and the Company, respectively in accordance with its terms.

     Section 2.9. Governmental Approvals. Except for (x) the approval of the Illinois Director of Insurance pursuant to the Illinois Insurance Laws and the regulations thereunder (as interpreted and applied by the Illinois Director of Insurance) with respect to this Agreement and the Reinsurance Agreement and (y) the approval of the California Insurance Commissioner pursuant to the California Insurance Laws and the regulations thereunder (as interpreted and applied by the California Insurance Commissioner) with respect to the Reinsurance Agreement, no authorization, consent or approval or other order of a governmental or regulatory body or authority is required for (i) the execution and delivery of this Agreement by the Seller, (ii) the consummation by the Seller of the transactions provided for herein, and (iii) the transfer by the Seller of the Shares to the Purchaser on the Closing Date.

     Section 2.10. Financial Statements.

     (a) The statutory financial statement of the Company for the fiscal year ended December 31, 2003 (the “2003 Annual Statement”), as filed by the Company with the Illinois Department and delivered to the Purchaser prior to the execution and delivery of this Agreement, has been prepared in accordance with accounting practices prescribed or permitted by the Illinois Department, applied on a consistent basis. The 2003 Annual Statement fairly presents the financial condition, the results of operations, surplus as regards policyholders and changes in financial position of the Company as of and for the respective dates and periods indicated therein, in accordance with accounting practices prescribed or permitted by the Illinois Department applied on a consistent basis.

     (b) The financial statements of the Company for the year ended December 31, 2003, accompanied by the balance sheet, statements of operations, shareholder’s equity and changes in financial position and footnotes thereto, and the unaudited results of operations and shareholders’ equity of the Company for the fiscal quarters ended June 30, 2003 and September 30, 2003, have been prepared in accordance with statutory accounting principles applied on a consistent basis and a copy of all such financial statements and information have been delivered or made available to the Purchaser prior to the execution and delivery of this Agreement.

     (c) All books of account of the Company fully and fairly disclose all of the transactions, properties, assets, liabilities and obligations of the Company and all of such books of account are in the possession of the Company and are true, correct and complete in all respects.

     (d) The investments of the Company held on December 31, 2003 are reflected in the 2003 Annual Statement and those investments, as well as all other investments acquired by the Company since December 31, 2003, comply with the requirements of the Illinois Insurance Code as well as that of any other applicable jurisdiction.

     (e) Marketable securities and short term investments reflected in the 2003 Annual Statement are valued at cost, amortized cost or market value, as required by applicable law.

     Section 2.11. No Adverse Change. Except for the Reinsurance Agreement, the Company has not engaged in any activity or entered into or carried out any transaction, or experienced any occurrence or circumstance since September 30, 2003, which has had or might reasonably be expected to have a materially adverse effect on its financial condition, properties or assets.

     Section 2.12. Tax Representations and Warranties.

     (a) The Company timely and properly prepared and filed, or was included in timely and properly prepared and filed, returns for all Taxes (as defined in Section 9.1(i)), for all periods that are now due; if any tax returns are now not due, such tax returns will be properly prepared and timely filed by the Company or the Seller.

     (b) All Taxes, in respect of periods beginning before the date hereof, have been paid, or an adequate reserve has been established therefor on the books and records of the Company and/or Fund American Enterprises Holdings, Inc., the common parent of the consolidated tax group which includes the Company. All Taxes, in respect of periods ending on the Closing Date, will have been paid, or an adequate reserve will have been established on the Closing Balance Sheet, and the Company does not and will not have on the Closing Date any liability for Taxes in excess of the amounts so paid or reserves so established.

     (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company.

     (d) The tax-sharing agreements or similar arrangements to which the Company is a party have been approved by the Illinois Department. The Company shall terminate its participation in all tax-sharing agreements or similar arrangements to which the Company is a party on or prior to the Closing Date.

     (e) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company shall be made after the date of this Agreement without the prior written consent of the Purchaser, with the exception of the Code (as defined in Section 9.1(e)) §338(h)(10) election referenced in Section 9.6 (“Code §338(h)(10) Election”).

     Section 2.13. Litigation. Except as disclosed on Schedule 2.13, there are no actions, suits, proceedings, claims or investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of the Seller, threatened in any court or before or by any governmental body against or affecting the Company. Except as disclosed on Schedule 2.13, there are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal, against or affecting the Company or which would restrain, enjoin, prohibit or in any way impair any of the transactions contemplated by this Agreement or which have a material adverse effect on the financial condition of the Company or the conduct of its business or the status of the Licenses. No circumstance, occurrence or event or series of events has occurred, to the knowledge of the Seller, which will or might give rise to the assertion of any suit, proceeding or other of the foregoing types of procedures against the Company.

     Section 2.14. Collective Bargaining Agreements; Employees.

     (a) The Company does not have any employees or independent contractors and has not had any employees or independent contractors for more than the last five (5) years and has no obligation to pay any compensation or benefits to, and has no other existing or contingent liability to, any of its former officers, directors, employees or independent contractors or to others for the use of their officers, directors or employees, including, without limitation, for any leased or temporary employees.

     (b) As of the Effective Date (as such term is defined in the Reinsurance Agreement) there will be no written or oral employment or consulting agreements, severance pay plans, pension, retirement, profit sharing, employee relations policies, practices and arrangements, agreements with respect to leased or temporary employees, executive compensation plans, incentive compensation plans or arrangements, vacation pay plans or arrangements, sick pay plans, deferred compensation and bonus plans, incentive stock option, stock ownership and stock purchase plans, or any other employee benefit programs, arrangements, agreements or understandings, including medical, vision, dental or other health plans, insurance and disability plans, including, without limitation, “any employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company contributes or is a party or is bound or under which it may have liability and under which former employees of the Company (or their dependents or beneficiaries) are eligible to participate or derive a benefit (the “Employee Benefit Plans”) which are not fully assumed by the Seller pursuant to the Reinsurance Agreement. Also, as of the Effective Date (as such term is defined in the Reinsurance Agreement) the Company will have no obligation of any nature whatsoever to any leased or temporary employees.

     (c) With respect to each Employee Benefit Plan (or similar plan of the Seller, if applicable) in which former employees of the Company participated or to which contributions were made by such former employees or by the Company on their behalf, (i) each Employee Benefit Plan is in compliance and has been administered in accordance with the requirements prescribed by statutes, orders and governmental rules or regulations applicable to such Employee Benefit Plans, including, but not limited to, ERISA and the Code, in all material respects, (ii) no “employee pension benefit plan” (as defined in Section 3(2) of ERISA) of the Company or any affiliate which is subject to Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, (iii) there has been no “reportable event” within the meaning of Section 403(b) of ERISA and (iv) none of the Seller, the Company or any affiliate thereof has any unpaid liability to the Pension Benefit Guarantee Corporation or to any other person under Title IV of ERISA.

     (d) None of the former employees of the Company has been covered by a “multi-employer plan”, subject to ERISA within the meaning of Section 3(37) of ERISA to which the Seller, the Company or any affiliate thereof has been a party.

     (e) The Company is not a party to or bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) or any of its employees.

     Section 2.15. Powers of Attorney and Agents. No person holds a power of attorney from the Company except in the ordinary course of business as a statutory agent for service of process (such persons, “Statutory Agents”). The Company does not have any agents with binding authority. Any agents or persons with powers of attorney may be terminated at will without compensation or cost to the Company.

     Section 2.16. Assets and Property; No Liabilities.

     (a) The Company has good and marketable title to all of its assets and properties, free of any lien, encumbrance, restriction, claim, charge or defect of title, except for statutory deposits made in the ordinary course of business. As of the Closing Date, the Company will have no assets, except (i) the reinsurance referred to in the Reinsurance Agreement, (ii) its corporate Charter, books and records (including those referred to in Section 2.17) and the Licenses referred to in Section 2.3, (iii) Securities on Deposit, (iv) cash or cash equivalents, as specified below, and (v) its other assets constituting its capital and surplus. Such assets shall be the minimum necessary to meet the requirements of the Illinois Department to maintain the Company’s Charter in Illinois and its Licenses in all of the states referenced in Schedule 2.3, and except for Securities on Deposit shall consist only of cash or investments in debt obligations of the United States government or any agency or instrumentality thereof that have maturities of six (6) months or less.

     (b) All liabilities of the Company that have arisen or could arise under any insurance contract or any reinsurance treaty have been, or prior to the Closing Date will have been, assumed by the Seller pursuant to the Reinsurance Agreement. Except as provided in the Reinsurance Agreement, the Company will, at Closing, have no liabilities of any nature whatsoever, whether absolute, accrued, contingent or otherwise or whether due or to become due or whether or not under any insurance or reinsurance policy, which have not been fully and completely assumed by the Seller under this Agreement or under the Reinsurance Agreement.

     (c) Schedule 2.16(c) contains a list of all deposits which have been made with the Insurance Departments of jurisdictions where the Company currently holds Licenses and the location of such deposits (“Securities on Deposit”). The Securities on Deposit are the only deposits which are required by any insurance regulatory authorities having jurisdiction over the Company.

     (d) Schedule 2.16(d) contains a complete and correct listing of each bank account or safe deposit box maintained by the Company. Schedule 2.16(d) also sets forth a complete and correct list of all credit cards issued or caused to be issued by the Company to any person or under which the Company may be liable for charges or payments, all of which shall be cancelled prior to the Closing Date.

     Section 2.17. Corporate Records.

     (a) The Seller has made or will make available to the Purchaser originals or copies of the stock record books of the Company, which are current and true, correct and complete in all material respects and contain all original issuances, subsequent transfers and any repurchases of the Company’s capital stock through the date hereof.

     (b) The Seller has made or will make available to the Purchaser originals or copies of the corporate minute books of the Company. Such minute books contain a true, complete and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent of, the holders of its capital stock and its board of directors and all committees thereof.

     Section 2.18. Business of the Company. The Seller has delivered or will deliver to the Purchaser following the execution and delivery of this Agreement complete, correct and legible copies of the Annual Statement of the Company for each of the years ended December 31, 2001 through 2003.

     The Company will not on or after the Effective Date (as such term is defined in the Reinsurance Agreement), issue or renew any policies of insurance or reinsurance or otherwise engage in the insurance or reinsurance business, other than as provided in the Reinsurance

Agreement.

     Section 2.19. Compliance. The Company is not, to the best of the Seller’s knowledge, in violation of any applicable law, rule, regulation, ordinance, order, judgment, injunction or decree, or any other requirement of any court or Federal, state, municipal or other governmental department, commission, board or instrumentality material to its property or the Company’s business. The Company is not a party to or subject to any agreement, judgment, order, writ, injunction or decree of any court or governmental body that could reasonably be expected to prevent in any material manner the rendering of, or the right to render, the services of the Company as a property and casualty insurance company after the Closing or the Company’s full use of the Licenses to conduct the business permitted under such Licenses as listed on Schedule 2.3 hereof. During the past five (5) fiscal years the Company has not been the subject of any governmental proceedings or investigations, including without limitation any Insurance Department proceedings or investigations, which were adversely determined, and resulted in the Company being bound or held to be in violation or contravention of any material law relating to its business, business practices or employment practices.

     Section 2.20. Brokers or Finders. (i) No broker, advisor or finder has acted directly or indirectly for the Seller or the Company in connection with this Agreement, or the transactions contemplated hereby; (ii) no person is entitled to any brokerage, advisory or finder’s fee or other commission based in any way on agreements, arrangements or understandings with the Seller or the Company relating to the sale of the Company to the Purchaser (“Seller Fees”); (iii) if any Seller Fees are due, they will be the sole obligation of the Seller and neither the

Company nor the Purchaser shall have any liability therefor; and (iv) the Seller will hold the Purchaser and the Company harmless from and against any claim or demand for any Seller Fees.

     Section 2.21. Contracts. Except as set forth in Schedule 2.21 and except as will be fully assumed by the Seller pursuant to the Reinsurance Agreement, the Company is not a party to any contract, mortgage, indenture, note guaranty, lease or agreement of any kind.

     Section 2.22. Absence of Certain Changes or Events. Since September 30, 2003 there has not been:

     (a) any material adverse change in the condition (financial or otherwise) of the Company;

     (b) any redemption, purchase or other acquisition of any of its capital stock or other securities by the Company;

     (c) any granting of any option to purchase or other right to acquire any of the Shares or any capital stock of the Company, any granting of any stock appreciation rights, or any issuance of shares of capital stock (whether treasury shares or otherwise) by the Company;

     (d) any indebtedness incurred for borrowed money or commitment to borrow money by the Company; or

     (e) any amount due and payable, now or in the future, by the Company in respect of any guaranties or similar instruments, issued by the Company guaranteeing loans advanced to its agents by any financial institution under any agent loan program or similar type program.

     Section 2.23. Status as of the Closing Date. All of the warranties and representations made by the Seller in this Agreement will be true and correct on the Closing

Date, with the same force and effect, as if made on and as of the Closing Date.

ARTICLE III.

Warranties and Representations by the Purchaser

     To induce the Seller to enter into this Agreement and (i) to proceed as required herein in anticipation of the Closing on the Closing Date and (ii) to cause the transactions provided for in this Agreement to be consummated on the Closing Date, the Purchaser warrants and represents to the Seller as follows:

     Section 3.1. Corporate Existence, Power and Authority. The Purchaser is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

     Section 3.2. Authority Relating to this Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to take the actions and carry out the transactions contemplated by this Agreement. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all required corporate action. The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated herein will not, result in a breach of any term, condition or provision of, or constitute a default under (i) its charter documents or by-laws; (ii) any other material agreement or other instrument to which it is a party; or (iii) any law, rule, regulation, or judicial, administration or arbitration order, award, judgment, writ, injunction or decree applicable to it.

     Section 3.3. Validity. This Agreement when executed and delivered by the Purchaser as provided for herein will constitute the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws now or hereafter in force affecting the enforcement of creditors’ rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

     Section 3.4. Brokers or Finders. (i) Except for John Durkin (the “Purchaser Broker”), no broker, advisor or finder has acted directly or indirectly for the Purchaser in connection with this Agreement, or the transactions contemplated hereby; (ii) except for the Purchaser Broker, no person is entitled to any brokerage, advisory or finder’s fee or other commission based in any way on agreements, arrangements or understandings with the Purchaser relating to the sale of the Company to the Purchaser (“Purchaser Fees”); (iii) if any Purchaser Fees are due, they will be the sole obligations of the Purchaser and neither the Company nor the Seller shall have any liability therefor; and (iv) the Purchaser will hold the Seller and the Company harmless from and against any claim or demand by the Purchaser Broker for any fees, commissions, expenses or other remuneration claimed to be due in connection with this Agreement or for any Purchaser Fees claimed to be due in connection with this Agreement.

     Section 3.5. Governmental Approvals. Except for (x) the approval of the Illinois Director of Insurance pursuant to the Illinois Insurance Laws and the regulations thereunder (as interpreted and applied by the Illinois Director of Insurance) with respect to the Purchaser’s acquisition of the Shares and of the Reinsurance Agreement and (y) the approval of the California Insurance Commissioner pursuant to the California Insurance Laws and the regulations thereunder (as interpreted and applied by the California Insurance Commissioner) with respect to the Reinsurance Agreement, no authorization, consent or approval or other order or action of or filing with any court, administrative agency or other governmental or regulatory body or authority is required for the execution and delivery by the Purchaser of this Agreement or the Purchaser’s consummation of the transactions contemplated herein.

     Section 3.6. Litigation. There is no action, suit, proceeding or investigation of the Purchaser which is pending, or, to the knowledge of the Purchaser, threatened, which questions the validity or propriety of this Agreement or any action taken by the Purchaser in connection herewith.

     Section 3.7. Name. Within thirty (30) days after the Closing Date, the Purchaser will take all corporate action necessary to cause the Company’s Articles of Incorporation to be amended so as to change the Company’s name to a name which does not include any reference to “Potomac Insurance Company of Illinois”, “Potomac” or any similar reference (each a “Retained Name” and collectively, the “Retained Names”) and will file all required documentation with the Illinois Director of Insurance and other regulatory officials (including, without limitation, all filings and amendments thereto necessary for the Company to qualify to do business as a foreign corporation and all filings and amendments thereto made with insurance regulatory authorities necessary for the Company to be licensed or authorized to write insurance or reinsurance) to effectuate such name change and will cease using any name which includes any reference to any Retained Name. Notwithstanding the foregoing, following such thirty (30) day period, the Company may use any Retained Name in those jurisdictions where proceedings to change the name of the Company pursuant to this Section 3.7 have commenced but have not been concluded until, with respect to any particular jurisdiction, such time as the Company has been notified that the name change is effective in such jurisdiction; provided, that any such use shall be accompanied by a clear and prominent statement to the effect that the Company is not a member company of White Mountains Insurance Group, Ltd. (“White Mountains”) and is not an affiliate of Potomac Insurance Company, a member company of White Mountains.

     Section 3.8. No Securities Acts Violation. The Purchaser acknowledges that the Shares to be delivered to the Purchaser have not been registered under the Securities Act of 1933 or any state securities law (the “Acts”). On the Closing Date, the Purchaser will acquire the Shares for its own account for investment, with no present intention of reselling or otherwise disposing of all or any portion of the Shares in a manner which would constitute a violation of the Acts, subject nevertheless to the requirement of applicable law that the disposition of its assets be at all times within its control.

     Section 3.9. Status as of the Closing Date. All of the warranties and representations made by the Purchaser in this Agreement will be true and correct on the Closing Date, with the same force and effect, as if made on and as of the Closing Date.

ARTICLE IV.

Covenants of the Seller

     Section 4.1. Preservation of Licenses. The Seller covenants and agrees that from and after the date of the execution and delivery of this Agreement through and including the Closing Date, except only as otherwise specifically required by or provided in this Agreement, the Seller will cause the Company to use commercially reasonable efforts to preserve the Licenses.

     Section 4.2. Dividends and Other Distributions. The Seller covenants and agrees that between the date of execution of this Agreement and the Closing Date, other than as contemplated by the Reinsurance Agreement, the Seller will not cause to be made, or permit the Company to make or agree to, any distribution of cash or of properties or other assets by way of dividends, distributions, redemptions or otherwise, and whether or not in respect of the Shares.

     Section 4.3. Access to Records. The Seller agrees that (i) between the date of execution of this Agreement and the Closing Date, the Seller will cause the Company to make available to the Purchaser and its authorized representatives (with the right to copy) at reasonable times and under reasonable circumstances all of the Company records, minute books, stock books, seals, examination reports, annual statements, financial statements, income tax returns, contracts and any other documents of the Company reasonably requested by the Purchaser (including, without limitation, a true and correct list of all Statutory Agents of the Company) and (ii) after the Closing Date, the Seller will provide the Purchaser with any information which the Purchaser reasonably may request to respond to litigation, to comply with regulatory requirements and requests. In addition, both before and after the Closing Date, the Seller shall instruct its officers, employees, counsel and accountants to be available for a reasonable period of time during normal business hours for, and to respond to, any questions of the Purchaser and its authorized representatives. The Purchaser recognizes the proprietary nature of all of these documents and agrees not to reveal their contents to any third party, other than to the Purchaser’s authorized representatives who have a need to know such information for the purpose of evaluating or consummating the transactions contemplated hereby, A.M. Best Company, Inc. or to such other individuals or entities as may be required by applicable law.

     Section 4.4. Notification of Changes and Default. The Seller covenants and agrees that between the date of execution of this Agreement and the Closing Date, inclusive, the Seller will promptly give notice, or will cause the Company to give notice, to the Purchaser of (i) the occurrence of any event or circumstance or the discovery of any inaccuracy, omission or mistake, which, in any way, would cause any warranty and representation made by the Seller in ARTICLE II, or any of the information or documents heretofore provided to the Purchaser to be changed, modified, inaccurate or otherwise not true and correct in any material respect, whether as of the date of execution of this Agreement or any time subsequent thereto and prior to the Closing Date; or (ii) the occurrence of any events or circumstances that would result in a violation or breach by the Seller of any of the terms and provisions of this Agreement obligatory upon the Seller. No such notice shall avoid compliance by the Seller with the requirements of Section 4.6. The Seller shall report promptly to the Purchaser any fact, circumstance or occurrence which in the reasonable business judgment of management of the Seller or the

Company may result in an adverse change in the status of any License.

     Section 4.5. State Regulatory Approvals; Rate and Form Filings.

     (a) The Seller shall cooperate with the Purchaser in connection with the Purchaser’s preparation and filing of the Acquisition Statement (as defined in Section 5.1) and shall use its reasonable best efforts to facilitate approval of the transactions contemplated by this Agreement. The Seller will use its reasonable best efforts to obtain all required regulatory approvals for the Reinsurance Agreement from the Illinois Department and the California Department on or prior to Closing.

     (b) Prior to the Closing, the Seller shall use its commercially reasonable efforts to effect the approval of premium rate and policy form filings (“Rate and Form Filings”) in those States where, and for the lines of insurance that, the Purchaser intends to cause the Company to write business following the Closing; provided, that (i) that the Purchaser shall pay any and all costs of the Seller and its affiliates incurred in connection with such endeavors (including, without limitation, filing fees, and reasonable costs and expenses and staff-time at an hourly rate of $150/hour) on demand and upon receipt of an invoice from the Seller, (ii) the Purchaser and/or its authorized representatives shall prepare or provide the Seller and/or its authorized representatives with all information and documentation (including, without limitation, actuarial computations and policy forms) necessary to prepare the relevant Rate and Form Filings, which shall be reviewed by Purchaser’s Counsel, (iii) the Purchaser agrees that the Seller shall be entitled to rely on the truth and accuracy of all information and documentation (including, without limitation, actuarial computations and policy forms) provided to the Seller and/or the

Seller’s authorized representatives by the Purchaser and/or the Purchaser’s authorized representatives, and that the Seller and the Seller’s authorized representatives shall have no independent duty to investigate or verify the truth or accuracy of any such information and documentation, and (iv) the Seller shall not be obligated to render any assistance to the Purchaser under this Section 4.5(b) or permit the Purchaser, prior to the Closing, to make any such Rate and Form Filings if such assistance or permission would, in the Seller’s reasonable judgment, result in the Seller compromising the commercial or legal interests of one or more of its affiliates.

     Section 4.6. Prohibited Conduct. Except as permitted or required by this Agreement, between the date hereof and the Closing Date, unless the Purchaser has given its prior written consent, the Seller shall not cause or permit the Company to:

     (a) authorize the issuance of, nor issue or acquire any stock, security or other equity of the Company of whatsoever kind, nor grant any option to purchase, or other right to acquire, any stock, security or other equity of the Company;

     (b) introduce any new method of accounting for financial reporting or tax purposes unless required by applicable law;

     (c) reclassify or change the rights of any stock, security or other equity of the Company;

     (d) make any offer or commitment or incur any obligation to enter into any contract, arrangement or transaction of a type described in any of subsections (b) through (c) or (e) through (k) of this Section 4.6;

     (e) incur, suffer or permit any lien, claim, charge, option or encumbrance upon the Shares, nor shall the Seller transfer or dispose of any of such Shares nor grant any rights or options with respect thereto except in accordance with this Agreement;

     (f) fail to operate the Company other than as contemplated by the Reinsurance Agreement;

     (g) mortgage, pledge or subject to lien, encumbrance, charge or equity any of its properties, assets or rights, other than in the ordinary course of business or as contemplated by this Agreement;

     (h) make any loan commitment;

     (i) make any business merger or acquisition in any form or transaction;

     (j) transact any business which will have an adverse effect on the property, assets or condition of the Company; or

     (k) make any amendment to the Charter or By-laws of the Company.

     Section 4.7. Deposits. The Securities on Deposit listed on Schedule 2.16(c) shall be maintained through the Closing Date and will constitute a portion of the assets to be retained in the Company to constitute its capital and surplus.

     Section 4.8. Intercompany Contracts and Indebtedness. Except for the Reinsurance Agreement, on the Closing Date, there shall be no outstanding indebtedness or other liability of the Seller or any of its affiliates to the Company, or of the Company to the Seller or any of its affiliates and the Seller shall have assumed any and all liabilities of the Company.

     Section 4.9. Payment of Broker or Finder Fees. The Seller will hold the

Purchaser and the Company harmless from and against any claim or demand for any Seller Fees.

     Section 4.10. Provision and Use of Financial Information. The Purchaser will be registering its shares with the Securities and Exchange Commission (“SEC”) and, in connection therewith, may be required to include audited financial statements of the Company in its filings with the SEC. The Seller hereby agrees to provide the Purchaser and its designees, including its independent auditors, with reasonable access to the books and records and other financial information concerning the Company and with the reasonable cooperation of the management of the Seller and its affiliates, sufficient for the preparation and the audit of the financials of the Company for periods prior to its acquisition by the Purchaser, as are required by the SEC; provided, that the Purchaser shall pay any and all costs of the Seller and its affiliates incurred in connection with such endeavors (including, without limitation, reasonable costs and expenses and staff-time at an hourly rate of $150/hour) and the fees and expenses of the Seller and its affiliates’ independent auditors, PricewaterhouseCoopers LLP, in each case, on demand and upon receipt of an invoice from the Seller or PricewaterhouseCoopers LLP, as the case may be. Notwithstanding Section 11.6, the Purchaser shall be entitled to use the above information and any other required information concerning the Company in its filings with the SEC and in other necessary or appropriate disclosure in connection therewith, including the filing of this Agreement and the Exhibit and Schedules hereto. Subject to the Seller agreeing to abide by a commercially reasonable obligation of confidentiality (which shall include, without limitation, disclosure rights to the Seller’s authorized representatives), the Purchaser agrees to provide drafts of any such filings and disclosure, and any amendments or supplements thereto, to the

Seller for the Seller’s review and approval with respect to the representation of the above information contained therein prior to the submission of such filings and disclosure, or any amendments or supplements thereto, to the SEC, which approval by the Seller shall not be unreasonably withheld or delayed. The Purchaser shall indemnify the Seller and its affiliates and each of their respective officers, directors, employees, stockholders (or security or rights holders), agents, representatives, heirs, successors and assigns against and hold them harmless from (whether in connection with a third party claim or a direct claim) any loss, claim, damage, liability (whether asserted or unasserted, absolute or contingent), cost, expense, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, dues, assessments, taxes, fines, penalties, fees and amounts paid in settlement (including reasonable fees and expenses of counsel) as incurred (payable promptly upon written request) by any such person or entity arising from, in connection with or otherwise with respect to the audited financial statements of the Company included in any SEC filings made by the Purchaser after the date hereof; but not if arising from any intentionally or recklessly false or misleading financial information provided by the Seller or its authorized representatives and, in such a situation, the Seller shall similarly indemnify the Purchaser and its affiliates, and each of their respective officers, directors, employees, stockholders (or security right holders), agents, representatives, heirs and assigns.

ARTICLE V.

Covenants of the Purchaser

     Section 5.1. Acquisition Statement and Compliance with Illinois Insurance Law. Promptly after, and in any case within fifteen (15) business days following, the date of execution of this Agreement, the Purchaser shall file the required Form A statement, and all related materials, in connection with the Purchaser’s acquisition of the Shares pursuant to the requirements of the Illinois Insurance Law (the “Acquisition Statement”); provided, that such Acquisition Statement shall provide that Purchaser agrees to commit to increase the capital of the Company by at least an additional twenty-five million dollars ($25,000,000) post-Closing and prior to writing any new business in the Company post- Closing. The Purchaser shall use its reasonable best efforts to obtain the approval required by the Illinois Insurance Law to permit the Purchaser (subject to the terms and conditions of this Agreement) to consummate the transactions contemplated by this Agreement, including without limitation, the filing of any amendment to the Acquisition Statement required by the Illinois Insurance Law.

     The Purchaser and the Seller agree to jointly use their reasonable best efforts to obtain any and all regulatory approvals of any state other than those required by the Illinois Insurance Law with the respect to the purchase of the Shares and the Reinsurance Agreement. The Purchaser acknowledges that it will, if necessary, file a requalification application in the State of Michigan and that the Purchaser will, if necessary, make such filings to maintain the Michigan License; provided, that the Purchaser’s failure to make any such filing shall not (x) permit the Purchaser to refuse to consummate the Closing; (y) entitle the Purchaser to claim a reduction in the Purchase Price pursuant to Section 1.2(a)(iii) or (z) permit the Purchaser to claim any right for indemnification hereunder with respect to any such License.

     Section 5.2. Post-Closing Access. After the Closing, the Purchaser will cause the Company to afford to the Seller, its authorized representatives reasonable access to the properties, books, records and employees of the Company to the extent reasonably necessary or desirable to permit the Seller to determine or investigate any matter relating to its rights and obligations with respect to any period ending on or before the Closing Date, or its rights and obligations hereunder or under the Reinsurance Agreement.

     Section 5.3. Payment of Broker or Finder Fees. The Purchaser will hold the Seller and the Company harmless from and against any claim or demand for any Purchaser Fees.

ARTICLE VI.

Conditions Precedent to Obligation of the Purchaser to Close

     The obligation of the Purchaser under this Agreement to purchase the Shares on the Closing Date shall be subject to delivery by the Seller of the Shares to the Purchaser and to the satisfaction of the following conditions precedent.

     Section 6.1. Proceedings Satisfactory. The Seller shall have delivered to the Purchaser on the Closing Date such documents and other evidence as the Purchaser may reasonably request in order to establish the consummation of the transactions provided for in this Agreement, the taking of all corporate and other proceedings in connection herewith and the compliance by the Seller with the conditions set forth in this ARTICLE VI.

     Section 6.2 Warranties and Representations of the Seller. Each of the warranties, representations and disclosures of and made by the Seller in this Agreement (without regard to any notice of any change given by the Seller pursuant to the requirement of Section 4.4) shall be true and correct in all respects on and as of the Closing Date as though each of such warranties, representations and disclosures had been made at and as of the time of the Closing on the Closing Date.

     Section 6.3. Compliance with Covenants. The Seller and the Company shall have complied with and performed to the reasonable satisfaction of the Purchaser, all covenants and agreements required to be performed by the Seller and the Company herein on or before the Closing Date.

     Section 6.4. No Proceedings Pending. No injunction or restraining order shall prohibit or limit the right of the Purchaser to consummate the transactions provided for in this Agreement, and no action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority of any kind shall have been instituted or threatened which may materially and adversely affect the ability of the Company to conduct its business or which may result in restraining, prohibiting or invalidating, or seeking monetary damages by reason of, the consummation of the transactions provided for in this Agreement. No request of or investigation by any governmental, administrative agency or other authority of any kind for deferral of the Closing Date shall be pending or threatened or which would subject the Purchaser, the Company (after Closing) or the directors or officers of any of them (including any directors or officers of the Company after the Closing) to any material liability, fine, forfeiture or penalty on the ground that the transactions contemplated herein, or any of them, are unlawful in any respect, or that any of the foregoing have been breached or violated, or will breach or violate by the consummation hereof, any applicable law, rule or regulation, or otherwise have acted improperly or in breach of any duty in connection with this Agreement or the transactions contemplated herein.

     Section 6.5. Directors and Officers. The Seller shall have obtained, and delivered to the Purchaser, the resignations of all of the officers and directors of the Company effective as of the Closing Date.

     Section 6.6. Regulatory Approvals. The approval for the acquisition of the Shares and of control of the Company by the Purchaser shall have been obtained from the Illinois Department subject only to conditions (i) customarily imposed by insurance regulatory authorities in transactions of the type contemplated by this Agreement, (ii) imposing restrictions on or prohibiting the payment of dividends by the Company, or (iii) requiring the contribution of additional capital to the Company by the Purchaser. The Purchaser and the Seller shall have obtained all reasonably necessary and appropriate approvals of all insurance regulatory agencies, if any, required to permit lawfully, the Purchaser to purchase the Shares and acquire control of the Company and the Seller to sell the Shares to the Purchaser. The Seller shall have obtained all required regulatory approvals for (x) the Reinsurance Agreement from the Illinois Department and the California Department and (y) the Company’s termination from participation in any pooling agreement with the Seller from the Illinois Department, in each case, on or prior to the Closing Date.

     Section 6.7. Delivery of Certificates for the Shares. The Seller shall have delivered to the Purchaser, against receipt of the Purchase Price, the certificates evidencing ownership of the Shares, endorsed in blank or accompanied by separate stock powers duly executed in blank.

     Section 6.8. Intercompany Balances; Assumed Reinsurance. Except for the

Reinsurance Agreement, all intercompany balances between the Company and the Seller or any affiliate of the Seller shall have been repaid in full notwithstanding the expressed terms of payment thereof.

     Section 6.9. Delivery of Closing Documents. The Seller shall have delivered, or caused to be delivered, to the Purchaser the following documents, all in form and substance reasonably satisfactory to the Purchaser and its counsel:

     (a) Certificates of the President or the Senior Vice President and the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, to the effect that the representations and warranties made by the Seller are true and correct in all respects and the conditions set forth in this Agreement have been satisfied; provided, however, that such certificates delivered as of the Closing need not relate to conditions not required to be satisfied as of the Closing.

     (b) Copies of the resolutions of the Boards of Directors of the Seller and the Company, certified by their respective Secretary or Assistant Secretary, authorizing and approving this Agreement and the taking of all other action required by applicable law for the lawful consummation of this Agreement and any and all transactions prescribed herein, including but not limited to the Reinsurance Agreement, and such other incumbency certificates and other certificates of the Seller and the Company as the Purchaser shall reasonably request.

     (c) The minute books and stock books of the Company and other corporate records of the Company in the possession of the Seller, including the Certificates of Authority currently in effect for each License and a true and correct copy of the current Articles of

Incorporation, certified as being true, correct and complete by the Illinois Director of Insurance as of a date no more than fifteen (15) business days prior to the Closing.

     (d) A balance sheet of the Company as of the close of business on the business day five (5) business days prior to the Closing Date, prepared on a Statutory Accounting Basis.

     (e) All additional documents as may reasonably be necessary to assure the Purchaser and its counsel that the provisions of and conditions specified in this Agreement to be performed or satisfied by the Seller and the Company have been performed or satisfied.

     Section 6.10. Capital and Surplus. The capital and surplus of the Company, as provided in Section 1.2, shall consist only of Securities on Deposit and cash or investments in debt obligations of the United States government or any agency or instrumentality thereof that have maturities of six (6) months or less.

     Section 6.11. Financing. The Purchaser shall have received Firm Capital Commitments from its investors totaling at least two hundred million dollars ($200,000,000) in the aggregate. As used in this Agreement, the term “Firm Capital Commitment” means a non-cancelable commitment from an investor to purchase a specific amount of the Purchaser’s securities for such investor’s own account.

     Section 6.12. Preparation of Quarterly Statement. The Seller shall prepare the Quarterly Statutory Statement for the Company for the quarter ended June 30, 2004 (the “June 2004 Quarterly Statement”); provided, (i) that the Purchaser shall pay any and all costs of the Seller and its affiliates incurred in connection with such endeavors (including, without limitation, reasonable costs and expenses and staff-time at an hourly rate of $150/hour) on demand and upon receipt of an invoice from the Seller, (ii) the Purchaser and/or its authorized representatives shall prepare or provide the Seller and/or its authorized representatives (and following the Closing, the Purchaser shall cause the Company and its authorized representatives to prepare or provide the Seller) with all information and documentation necessary to prepare the June 2004 Quarterly Statement, (iii) five (5) business days prior to the filing deadline for the June 2004 Quarterly Statement, the Seller will make the completed filing available to the Purchaser and the Company for their respective review, (iv) the timely making of the actual filing of the June 2004 Quarterly Statement, along with the payment of any required filing fees, will be the sole obligation and responsibility of the Purchaser and the Company, and (v) the Purchaser agrees (on behalf of itself and, following the Closing, the Company) that the Seller shall be entitled to rely on the truth and accuracy of all information and documentation provided to the Seller and/or the Seller’s authorized representatives by the Purchaser or the Company (following the Closing) and/or their respective authorized representatives, and that the Seller and the Seller’s authorized representatives shall have no independent duty to investigate or verify the truth or accuracy of any such information and documentation.

ARTICLE VII.

Conditions Precedent to Obligation of the Seller to Close

     The obligation of the Seller under this Agreement to sell the Shares on the Closing Date is, at the option of the Seller, subject to the satisfaction of the following conditions precedent.

     Section 7.1 Proceedings Satisfactory. The Purchaser shall have delivered to the Seller on the Closing Date such documents and other evidence as the Seller may reasonably request in order to establish the consummation of the transactions provided for in this Agreement, the taking of all corporate and other proceedings in connection herewith and the compliance by the Purchaser with the conditions set forth in this ARTICLE VII.

     Section 7.2. Warranties and Representations. Each of the warranties, representations and disclosures of and made by the Purchaser in ARTICLE III shall be true and correct in all material respects on and as of the Closing Date as though each of such warranties and representations had been made at and as of the time of Closing on the Closing Date.

     Section 7.3. Compliance with Covenants. The Purchaser shall have complied with and performed to the reasonable satisfaction of the Seller all covenants and agreements required to be performed by the Purchaser herein, on or before the Closing Date.

     Section 7.4. No Proceedings Pending. No injunction or restraining order shall prohibit or limit the right of the Seller to consummate the transactions provided for in this Agreement, and no action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority of any kind shall have been instituted or threatened which may result in restraining, prohibiting or invalidating, or seeking monetary damages by reason of, the consummation of the transactions provided for in this Agreement. No request of any governmental, administrative agency or other authority of any kind for deferral of the Closing Date shall be pending or threatened.

     Section 7.5. Regulatory Approvals. The approval of the acquisition of the Shares and of the control of the Company by the Purchaser shall have been obtained from the

Illinois Department. The Seller shall have obtained all required regulatory approvals for (x) the Reinsurance Agreement from the Illinois Department and the California Department and (y) the Company’s termination of participation in any pooling agreement with the Seller, in each case, on or prior to the Closing Date.

     Section 7.6. Payment of Purchase Price. The Purchase Price shall have been paid to the Seller in accordance with Section 1.2.

ARTICLE VIII.

Indemnification

     Section 8.1. Indemnity by the Seller. The Seller agrees to indemnify and hold the Purchaser and its affiliates, subsidiaries, parents, officers, directors and employees harmless from and against any and all loss, cost, expense, claim, interest, penalty, deficiency, obligation, liability or damage, including reasonable attorneys’ fees, accountants’ fees and other investigatory fees and out-of-pocket expenses, resulting from or arising out of (i) any breach of representation or warranty (including any misrepresentations in, or omission from, any certificate or other document furnished or to be furnished by it to the Purchaser hereunder), or non-fulfillment, in whole or in part, of any covenant or agreement on the part of the Seller under this Agreement; (ii) the failure by the Seller to perform any of its obligations under the Reinsurance Agreement; (iii) any claim or liabilities arising out of or resulting from, and/or associated with, the conduct or operation of the Company prior to the Closing Date, including any liabilities whatsoever of the Company incurred or relating to the period prior to the Closing; (iv) all Federal, state and local taxes, filing fees and administrative assessments for insurance guaranty funds and/or insurance department expenses and all other assessments, levies or liabilities of any kind arising out of and/or associated with the conduct of the business of the Company prior to or on the Closing Date, (v) any matter relating to any employee benefit plan or arrangement in effect prior to the Closing Date; (vi) any claim or liabilities arising out of or resulting from, and/or associated with, the Company’s former employees and/or former leased or temporary employees prior to the Closing Date, including any claims or liabilities relating to wages, hours, working conditions, compensation, benefits, occupational safety and health, discrimination or workers’ compensation; and (vii) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing (any and all of which are hereafter referred to as a “Claim”). All of the representations, warranties and covenants of the Seller and the indemnification obligations of the Seller hereunder shall survive the Closing for a period of three (3) years from the Closing Date, except in respect of (A) any Claim made prior to the end of such three (3) year period, (B) any Claim or matter referred to in clause (ii), (iii), (iv) or (v) or in Section 2.6 or 2.8, (C) any covenant set out in Section 4.8 or Article IX hereof or (D) any action, suit, proceeding, demand, assessment, judgment, cost or expenses incident to any of the foregoing, the term of the continuance of the obligation for indemnification shall continue without limitation.

     The Purchaser shall give the Seller written notice by certified or registered mail of any Claim with respect to which the Purchaser seeks indemnification. If it is a third-party Claim, the Seller shall have twenty (20) business days from the date of receipt of such notice in which to assume the entire control of the defense, compromise or settlement (any and all of which are hereinafter referred to as “Defense”) of such Claim through its own attorneys and at its own expense. If the Seller shall assume such Defense, it shall notify the Purchaser in writing of such assumption within twenty (20) business days of receipt of such notice and thereafter promptly advise the Purchaser of its activities and efforts in connection therewith and of the ultimate resolution of such Claim. The Seller shall have the right to settle, compromise or adjust any such third-party Claim, provided that the Purchaser’s rights in and to any of the assets of the Company or the Shares are not infringed thereby. In connection with any Defense, the Purchaser shall be entitled, at its own cost and expense, to have its counsel monitor the progress and status thereof and, in such event, the Seller and its counsel agree to afford all reasonable cooperation to the Purchaser and its counsel in order to permit counsel to the Purchaser effectively to monitor the progress and status from time to time of any such Claim. If the Seller fails to notify the Purchaser that it has assumed the Defense or does not in fact assume the Defense, the Purchaser may, but shall not be required to, pay, compromise or settle such Claim, or take such action to settle such Claim, provided that the Purchaser shall notify the Seller of such action. In such event, the Purchaser shall be fully entitled to indemnification hereunder.

     Section 8.2. Valuation of Claim. After the Purchaser has determined the dollar amount of any Claim, the Purchaser shall provide written notice to the Seller of the amount of such Claim, which notice shall include in reasonable detail information explaining calculation of the amount of such Claim. Unless, within thirty (30) business days after the receipt of such notice by the Seller, the Purchaser receives written notice that the Seller does not concur with the Purchaser’s determination of the amount of the Claim, the amount of such Claim provided in such written notice shall conclusively be deemed to have been accepted by the Seller and to be the agreed amount which the Purchaser and the Company are entitled to receive by way of indemnification from the Seller (the “Indemnification Loss”). If the Purchaser within such thirty (30) business day period receives written notice that the Seller disagrees with the amount of the Claim, the parties shall endeavor forthwith, and within thirty (30) business days after receipt of such notice of disagreement by the Purchaser, to negotiate in good faith to resolve the issue or issues which form the basis of their disagreement. If no resolution with respect to such disagreement has been reached by the parties within such thirty (30) business day period, either the Purchaser (on behalf of itself or the Company) or the Seller may commence litigation with respect to such disagreement pursuant to Section 11.10.

     Section 8.3. Payment of Indemnification Loss. Any Indemnification Loss payable by the Seller hereunder shall be promptly remitted by the Seller to a bank account of the Purchaser (or the Company), as designated in writing by the Purchaser, within thirty (30) business days after the determination of the amount of the Indemnification Loss.

     Section 8.4 Indemnity by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller of and from any loss, cost, expense, claim, interest, penalty, deficiency, obligation, liability or damage, including reasonable attorneys’ fees, accountants’ fees and other investigatory fees and out-of-pocket expenses, actually expended or incurred by the Seller, arising out of or resulting from (i) any breach of representation or warranty (including any misrepresentation in, or omission from, any certificate or other document furnished or to be furnished by it to the Seller hereunder), or non-fulfillment, in whole or in part, of any covenant or agreement on the part of the Purchaser under this Agreement; (ii) any claim or liabilities arising out of or resulting from, and/or associated with, any action taken by the Seller and/or its authorized representatives in reliance on information provided to the Seller and/or its authorized representatives pursuant to Section 4.5(b); (iii) any claim or liabilities arising out of or resulting from, and/or associated with, any action taken by the Seller and/or its authorized representatives in reliance on information provided to the Seller and/or its authorized representatives pursuant to Section 6.12; (iv) any claim or liabilities arising out of or resulting from, and/or associated with, the Purchaser’s or the Company’s use of any Retained Name; (v) any claim or liabilities arising out of or resulting from, and/or associated with, the conduct or operation of the Company after the Closing Date except for matters covered by the Reinsurance Agreement and (vi) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing. The same notice, valuation and payment provisions contained in Sections 8.1, 8.2 and 8.3 of this Agreement with regard to indemnification claims by the Purchaser against the Seller shall apply with regard to indemnification claims by the Seller against the Purchaser pursuant to this Section 8.4, except that the Seller shall be substituted for the Purchaser and the Purchaser for the Seller.

ARTICLE IX

Tax Matters

     Section 9.1 Definitions.

     (a) “Adjustment” means, with respect to Taxes, a change in the amount or character of any item of income, gain, loss, deduction or credit of the Company, including but not limited to (i) changes attributable to amended returns; (ii) deficiencies asserted by any taxing authority; (iii) overpayments; or (iv) claims for refund irrespective of whether such change arises out of a voluntary act, or any audit, examination, proceeding or litigation resulting from any of the foregoing events.

     (b) “Affiliated Group” means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) which includes the Seller.

     (c) “Affiliation Year” means each taxable year or period applicable to the Company ending on or before the Closing Date.

     (d) “Consolidated Return(s)” means the consolidated United States Federal income tax return(s) of the Affiliated Group.

     (e) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

     (f) “IRS” means the Internal Revenue Service.

     (g) “Post-Affiliation Year” means any taxable year or period of the Company beginning on or after the Closing Date.

     (h) “Regulations” means the U.S. Treasury Department Income Tax Regulations in effect under the Code, as amended from time to time.

     (i) “Tax(es)” means (i) all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital or gain and all other taxes including, without limitation, recapture, gross receipts, premiums (including retaliatory premiums), profits, sales, use, occupancy, value added, ad valorem, customs, transfer, franchise, withholding, social security, unemployment, disability, payroll, employment, excise, or real or personal property taxes, alternative or add-on minimum or environmental taxes and State guaranty fund assessments, together with any interest, fines, penalties and additions to such tax as may be imposed with respect thereto and (ii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to § 1.1502-6 of the Regulations (or any similar state, local or foreign provision)) in respect of any item described in clause (i) of this definition.

     Section 9.2 Tax Returns and Payments.

     (a) The Seller has prepared or caused to be prepared the federal income tax return of the Company for its taxable period ending on December 31, 2002, and has timely filed such return, or caused same to be timely filed or included in the appropriate, timely filed consolidated U.S. federal income tax return.

     (b) The Seller shall prepare the federal income tax return of the Company for its short taxable period ending on the Closing Date and shall include it in the Consolidated Return and shall pay all Taxes due with respect to such period. Such return shall be true and complete in all material respects and shall be prepared in accordance with §1.1502-76(b)(4) of the Regulations.

     (c) The Seller has prepared or caused to be prepared all state and local tax returns of the Company that are required to be filed for the taxable period ending December 31, 2002. Such returns have been signed and timely filed by or caused to be timely filed by the Seller and all Taxes due with respect to such returns have been paid by the Seller.

     (d) The Purchaser shall prepare all full year state and local tax returns of the Company that are required to be filed after the Closing. The Seller shall assist in the preparation of such returns, and provide all necessary information, in so far as they relate to items for period prior to the Closing Date. The Seller shall be responsible for the tax liability on any income attributable to the period up to, and including, the Closing Date. The Purchaser shall be responsible for the tax liability on any income attributable to the period after the Closing Date.

     (e) The Purchaser shall prepare, sign and file all tax returns, for any type of Tax, which returns are required to be filed for all periods ending after the Closing Date.

     (f) Each tax return that the Seller and the Purchaser shall prepare pursuant to Section 9.2 (a)-(d) shall be prepared on a basis consistent with the returns filed for the prior periods, except as required by law.

     Section 9.3 Adjustments.

     (a) If (i) there is an Adjustment to any item reported on a return filed with respect to the Company for a Post-Affiliation Year that results in an increase in Taxes payable by the Purchaser or the Company; (ii) such Adjustment results in a corresponding Adjustment to items reported on a return filed with respect to the Seller or any affiliate of the Seller (including the Company) for an Affiliation Year; and (iii) the Taxes payable by or on behalf of the Seller (or such affiliate) with respect to such period are reduced by such Adjustment (the “Seller Decrease”), then the Seller shall pay to the Purchaser or the Company, an amount equal to such increase in Taxes of the Purchaser or the Company. The amount payable by the Seller under this paragraph shall be limited to the Seller Decrease, plus interest received by the Seller pursuant to

Code § 6621, or comparable interest received from state and local authorities, with respect to such Seller Decrease. Payment under this paragraph shall be made no later than five (5) business days after the Seller Decrease is refunded to the Seller or such affiliate or is otherwise actually realized.

     (b) If (i) there is an Adjustment to any item reported on a return filed with respect to the Seller or any affiliate of the Seller (including the Company) for an Affiliation Year that results in an increase in the Taxes payable by the Seller or an affiliate of the Seller; (ii) such Adjustment results in a corresponding Adjustment to items reported on a tax return filed with respect to the Purchaser or any affiliate of the Purchaser (including the Company) for a Post-Affiliation Year; and (iii) the Taxes payable by or on behalf of the Purchaser (or such affiliate) with respect to such period are reduced by such Adjustment (the “Purchaser Decrease”), then the Purchaser shall pay to the Seller an amount equal to such increase in Taxes of the Seller or such affiliate. The amount payable by the Purchaser under this paragraph shall be limited to the Purchaser Decrease, plus interest received by the Purchaser or such affiliate pursuant to Code § 6621, or comparable interest received from state or local authorities, with respect to such the Purchaser Decrease. Payment under this paragraph shall be made no later than five (5) business days after the Purchaser Decrease is refunded to the Purchaser or such affiliate, or is otherwise actually realized.

     (c) The Seller shall promptly notify the Purchaser of any IRS notice or revenue agent’s report or equivalent state or local tax authority notice received by the Seller which could reasonably result in an Adjustment giving rise to a liability of the Purchaser or the Company under this Agreement. However, the failure to promptly give such notice shall not relieve the Purchaser or the Company from any liability that they may have hereunder, except to the extent that such failure results in increased liability to the Purchaser or the Company arising out of their obligations to indemnify the Seller. The Seller shall keep the Purchaser informed of developments regarding such notice or report to the extent such developments (i) relate to any liability of the Purchaser or the Company to the Seller under this Agreement, or (ii) could affect the liability of the Purchaser or the Company for Taxes in a Post-Affiliation Year.

     (d) The Purchaser shall promptly notify the Seller of any IRS notice or revenue agent’s report or equivalent state or local tax authority notice received by the Purchaser or the Company which could result in an Adjustment giving rise to a liability of the Seller under this Agreement. However, the failure to give such notice shall not relieve the Seller from any liability that it may have hereunder, except to the extent that such failure results in increased liability to the Seller arising out of its obligations to indemnify the Purchaser. The Purchaser shall keep the Seller informed of developments regarding such report or notice to the extent such developments (i) relate to any liability of the Seller to the Purchaser or the Company under this Agreement or (ii) could affect the liability of the Seller or the Company for Taxes in an Affiliation Year.

     Section 9.4 Cooperation; Furnishing of Information. The parties agree to provide each other with such cooperation and information as may be reasonably requested in connection with (i) the preparation or filing of any tax return, report, amended return or claim for refund with respect to Taxes; (ii) conducting any audit; or (iii) making any other computation or determination required hereunder.

     Section 9.5 Record Retention. The Seller and the Company shall retain all relevant tax returns, schedules and work papers, and all related material records or documents until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate, but in any event for a period of not less than seven (7) years; provided, however, the Seller shall not be required to retain any documents which have been furnished to the Company or the Purchaser.

     Section 9.6 Code §338(h)(10) Election. Both the Purchaser and the Seller agree to join in a Code §338(h)(10) Election with respect to the acquisition by the Purchaser of the Shares. At the Closing, the Purchaser and the Seller agree to execute Form 8023 (or any replacement form), to comply with all the requirements of Code §338(h)(10), and Regulations promulgated thereunder, and to take any other action reasonably requested in order to make and effectuate this election.

     Section 9.7 Tax Indemnification.

     (a) The Seller shall indemnify and hold harmless the Purchaser, and its affiliates, subsidiaries (including the Company), parents, officers, directors and employees from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs including, without limitation, attorneys’ and accountants’ fees, including those associated with the enforcement of their rights hereunder, resulting from, arising out of, or relating to any Taxes claimed or assessed for all taxable years or periods ending on or prior to the Closing Date in accordance with the procedures set forth in

Article VIII of this Agreement, in excess of the amount accrued in the balance sheet of the Company as of the Closing Date.

     (b) The Seller and the Purchaser agree that any payments pursuant to Section 9.7(a) will constitute an adjustment to the Purchase Price.

ARTICLE X.

Actions to be Taken at Closing;

Modification; Waivers and Termination

     Section 10.1. Closing. At the Closing, the Seller shall deliver to the Purchaser the certificates representing all of the Shares in proper negotiable form; the Purchaser shall deliver to the Seller cash or certified or bank cashier’s check or wire transfer of federal funds in the full amount payable as the Purchase Price for the Shares and a copy of the document evidencing the Illinois Insurance Director’s approval of the Purchaser’s acquisition of the Company pursuant to the terms of this Agreement.

     Section 10.2. Modification. The Seller and the Purchaser may, by mutual consent of their duly and properly authorized representatives, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

     Section 10.3. Waivers. Each of the Purchaser and the Seller may, pursuant to action by its duly and properly authorized representative and by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained herein.

     Section 10.4. Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to Closing:

     (a) by the Purchaser if there has been a material misrepresentation on the part of the Seller in any material representation or warranty contained herein or in any certificate or other instrument delivered or furnished to the Purchaser, or pursuant hereto, or if there has been any failure on the part of the Seller to comply with or perform any of its agreements, covenants or obligations hereunder in any material respect, and such misrepresentation, noncompliance or nonperformance shall not have been (i) cured or eliminated by the Seller within fifteen (15) business days following receipt of written notice thereof from the Purchaser or (ii) waived by the Purchaser on or before the Closing Date;

     (b) by the Seller if there has been a material misrepresentation on the part of the Purchaser in any material representation or warranty of the Purchaser contained herein or in any certificate or other instrument delivered or furnished to the Seller pursuant hereto, or if there has been any failure on the part of the Purchaser to comply with or perform any of its agreements, covenants or obligations hereunder in any material respect and such misrepresentation, non-compliance or nonperformance shall not have been (i) cured or eliminated by the Purchaser within fifteen (15) business days from receipt by the Purchaser of written notice thereof from the Seller or (ii) waived by the Seller on or before the Closing Date;

     (c) by the Seller if on or before May 15, 2004 the Seller shall not have received an opinion, in form and substance reasonably acceptable to the Seller, from Friedman, Billings, Ramsey & Co., Inc. and Purchaser’s Counsel to the effect that the Purchaser shall have received Firm Capital Commitments from its investors totaling at least two hundred million dollars ($200,000,000) in the aggregate (such opinion, a “Commitment Opinion”); provided, that in lieu of exercising its right to terminate this Agreement pursuant to this Section 10.4(c) the Seller shall allow the Purchaser to elect, in the Purchaser’s sole discretion but without any affirmative obligation to do so, to extend the time by which the Purchaser must deliver a Commitment Opinion to the Seller to June 15, 2004 by, on or before May 15, 2004, (x) delivering written notice to the Seller stating such election and (y) paying the Seller an additional two hundred and fifty thousand dollar ($250,000) advance payment on the Purchase Price (by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser), which additional advance payment shall be fully-earned and non-refundable at the time the Purchaser pays such advance payment to the Seller, regardless of whether the Closing shall fail to occur for any reason whatsoever (other than a termination of this Agreement by the Purchaser pursuant to Section 10.4(a), but not for any actual or alleged failure of the Seller to perform its obligations pursuant to Section 4.5(b)); provided, that, if such extension is granted and if the Purchaser shall not have delivered a Commitment Opinion on or before June 15, 2004, the Seller may immediately terminate this Agreement and the transactions contemplated hereby shall be deemed abandoned; or

     (d) by the Seller or the Purchaser if the Illinois Department shall have disapproved the Purchaser’s acquisition of the Shares.

ARTICLE XI.

Miscellaneous Provisions

     Section 11.1. Expenses. Each party shall pay its own expenses, including but not limited to all legal and accounting fees, incurred by it in connection with this Agreement.

     Section 11.2. Schedules: this Agreement. The Schedules attached hereto are incorporated herein and made a part hereof for all purposes. As used herein, the expression “this Agreement” means the body of this Agreement and such Schedules, and the expression “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Schedules as a whole and not to any particular part or subdivision thereof.

     Section 11.3. Survival of Obligations. The respective warranties, representations, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

     Section 11.4. Amendments and Waivers. Except as otherwise specifically stated herein, no provision of this Agreement may be amended except by, and only by, a written instrument executed by parties hereto or their respective successors in interest.

     Section 11.5. Other Instruments to be Executed. From and after the Closing Date, assuming consummation of the transactions provided for in this Agreement on such date, the Seller shall, from time to time, at the request of the Purchaser and without further consideration (but at the expense of the Purchaser) do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by the Purchaser more effectively to transfer, assign and set over, or to confirm the sale of, the Shares on the Closing Date to the Purchaser.

     Section 11.6. Public Statements; Confidentiality. Neither the Seller nor the Purchaser shall issue (nor shall the Seller, prior to the Closing Date, permit the Company to issue) any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other respecting such release or statement (which consent shall not be unreasonably withheld or delayed). The Seller and the Purchaser shall keep this Agreement, the terms hereof, and all documents and information relating hereto, or furnished pursuant to or in connection with, this Agreement or the transactions contemplated hereby confidential, except for (x) disclosures to their respective authorized representatives who have a need to know such information for the purpose of evaluating the transactions contemplated hereby and (y) to such other individuals or entities as may be required by applicable law, or, in the case of the Purchaser, as may be necessary in the ordinary conduct of the business by the Company after the Closing Date or, in the case of the Seller or the Purchaser, as may be required in connection with the approvals and the filings contemplated by this Agreement.

     Section 11.7. Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.

     Section 11.8. Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York other than the insurance laws of such State. To the extent that any insurance laws or regulations are applicable to matters under this Agreement, such matters shall be governed by the insurance laws or regulations of the applicable jurisdiction involved.

     Section 11.9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.10. Exclusive Jurisdiction and Consent to Service of Process. The parties agree that any legal action, suit or proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, shall be instituted in a federal or state court sitting in New York County, New York, which shall be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with Section 11.11 hereof. Nothing contained herein shall be deemed to affect the right of either party to serve process in any manner permitted by law.

     Section 11.11. Notices. Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the day actually received and shall be addressed to a party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to the Seller:

Attention:	John Paul Cavoores President and CEO OneBeacon Insurance Company One Beacon Street Boston, Massachusetts 02108-3100

Telecopier: 877-659-4054

Copy to:	Donald A. Emeigh, Jr., Executive Vice President, General Counsel and Secretary Folksamerica Holding Company, Inc. One Liberty Plaza, 19th Floor New York, NY 10006

Telecopier: 212-732-5614

If to the Purchaser:

Attention:	Courtney C. Smith President and Chief Executive Officer Specialty Underwriters’ Alliance, Inc. 8585 Stemmons Freeway Suite 200, South Tower Dallas, Texas 10038

Telecopier: 214-889-8800

Copy to:	William W. Rosenblatt Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038
Telecopier: 212-806-1340

     Section 11.12. Number and Gender of Words. Whenever herein the singular is used, the same shall include the plural, where appropriate, and whenever herein the plural is used, the same shall include the singular, where appropriate, and words of any gender shall include each other gender, where appropriate.

     Section 11.13. Invalid Provisions. In the event any provision of this Agreement is deemed to be in violation of law, such provision shall not be deemed to impair the validity of any other provision hereof.

     Section 11.14. Accounting Terms. Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles, in effect on the Closing Date, applied on a consistent basis.

     Section 11.15. Entirety of Agreement. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereto. No representation, inducement, promise or agreement, oral or otherwise, which is not embodied or referred to herein is or shall be of any force or effect.

     Section 11.16. Multiple Counterparts; Effectiveness. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one and the same Agreement. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed counterpart. This Agreement shall become effective when executed and delivered by the parties hereto.

     Section 11.17. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party and any attempt to assign this Agreement without such consent shall be void; provided, however, that the Purchaser may assign all or any portion of this Agreement to any affiliate of the Purchaser if such affiliate assumes the obligations hereunder. Any permitted assignment by the Purchaser shall not release the Purchaser from its obligations and responsibilities hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the permitted transferees, successors and assigns of either party.

     Section 11.18. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

     Section 11.19. Third Party Beneficiaries. Except as otherwise provided herein, nothing herein, express or implied, is intended, or shall be construed, to confer upon or give to any Person other than the signatories hereto and their successors, any rights or remedies under or by reason of this Agreement.

     Section 11.20. Negotiated Agreement. The parties acknowledge, represent and warrant that, in executing this Agreement they have: (a) read and understood this Agreement, (b) had a reasonable opportunity to consider this Agreement and (c) relied solely on their own judgment, belief and knowledge, and such advice as they may have received from their counsel, and, except for representations expressly set forth herein, they have not been influenced by any other representation or statement.

     Section 11.21 Other Remedies. Regardless of whether either party hereto shall otherwise have pursued or be pursuing any other rights or remedies, such party may proceed to protect and enforce its rights under this Agreement by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK, SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

ONEBEACON INSURANCE COMPANY

By:	/s/ Gregory P. Winn
	Name:	Gregory P. Winn
Title: Vice President and Treasurer

PURCHASER:

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith
	Name:	Courtney C. Smith
Title: President

Exhibit A

Reinsurance Agreement

(Attached)

SCHEDULE 1.2(a)

Securities

See schedule 2.16(c) for securities held as of December 31, 2003

SCHEDULES 2.3, 2.3(a) and 2.3(b)

List of States With an Insurance License

Alabama	Iowa	North Dakota
Alaska	Kansas	Ohio
Arizona	Kentucky	Oklahoma
Arkansas	Louisiana	Pennsylvania
California	Maryland	Rhode Island
Colorado	Massachusetts	South Carolina
Connecticut	Michigan	South Dakota
Delaware	Mississippi	Texas
District of Columbia	Missouri	Utah
Florida	Nebraska	Vermont
Georgia	Nevada	Virginia
Idaho	New Jersey	Washington
Illinois	New Mexico	West Virginia
Indiana	New York	Wisconsin

For the purposes of Article VIII of this Agreement, the Purchaser and the Seller hereby agree that the Licenses listed above shall have a valuation of two hundred and fifty thousand dollars ($250,000) per License; provided, if any Claim by the Purchaser relates to the suspension or revocation of a License following the Closing which shall have resulted from the acts or omissions of the Seller or the Company prior to the Closing (each such License, a “Post-Closing Impaired License”), the Seller and the Purchaser agree to work together and use their commercially reasonable best efforts to have each such suspension lifted or any such revocation reversed with respect to each such Post-Closing Impaired License; provided, further, that if notwithstanding such commercially reasonable best efforts, within one hundred and eighty (180) days after the Closing Date, any such suspension is not lifted or any such revocation is not reversed, then the Claim for each Post-Closing Impaired License shall be valued as set forth in this paragraph.

The Purchaser and the Seller agree that no part of the Purchase Price has been allocated to any U.S. Federal License and the Seller makes no warranty or representation as to any Federal License.

SCHEDULE 2.6

None

SCHEDULE 2.13
Litigation

None, other than that (x) incurred in the ordinary course of business and (y) the liability for which will be assumed by the Seller pursuant to the Reinsurance Agreement.

SCHEDULE 2.16(c)

Potomac Insurance Company of Illinois
SCHEDULE OF INVESTMENTS ON DEPOSIT AS OF December 31, 2003

(Schedule D from 2003 Annual Statement is Attached)

SCHEDULE 2.16(d)

Bank Accounts, Safe Deposit Boxes and Credit Cards

     Custody Account with Mellon Bank, account GAIF32Q0002.

SCHEDULE 2.21

None